Exhibit 99.1

DRAFT – NOT FOR IMMEDIATE RELEASE

AVEO Oncology Reports Full Year 2014 Financial Results

CAMBRIDGE, Mass. – March 6, 2015 – AVEO Oncology (NASDAQ:AVEO) today reported financial results for the full year ended December 31, 2014.

“At the beginning of 2015, AVEO implemented several important changes designed to maximize the value of our portfolio of clinical stage products,” said Michael Bailey, president and chief executive officer. “Our approach to realizing this value is to leverage biomarker insights, including the promising new NRP-1 findings for tivozanib in metastatic colorectal cancer, and our demonstrated ability to advance our assets through partnerships. In support of these efforts, we have streamlined our organization to better align it with our clinically focused strategic needs going forward, extending our financial runway into the third quarter of 2016. We look forward to a productive 2015 as we work toward making progress in executing our strategy.”

Recent Highlights

•	Announced Presentation of Phase 2 Study Analysis Showing Longer PFS with Tivozanib versus Bevacizumab in Low Serum NRP-1 Patients with Advanced CRC – Today, AVEO announced the presentation of final results, including a predefined biomarker analysis, from the BATON-CRC study, a randomized Phase 2 clinical trial of modified FOLFOX6 combined with tivozanib or bevacizumab in metastatic colorectal cancer (CRC). The presentation, titled “Neuropilin-1 as a potential biomarker of progression-free survival benefit for tivozanib + mFOLFOX6 versus bevacizumab + mFOLFOX6 in metastatic colorectal cancer: post-hoc biomarker analysis of BATON-CRC Phase 2 trial,” will be presented in a poster session today at the American Association for Cancer Research (AACR) Tumor Angiogenesis and Vascular Normalization Conference, taking place March 5-8, 2015, in Orlando, FL.

•	Named Michael P. Bailey as President and Chief Executive Officer – In January 2015, AVEO announced that its board of directors appointed Michael P. Bailey as the Company’s president and chief executive officer and has elected Mr. Bailey as a director. Mr. Bailey succeeds Tuan Ha-Ngoc, who was named chairman of AVEO’s board of directors.

•	Announced Corporate Restructuring – In January 2015, AVEO announced the elimination of its internal research function, as well as certain corporate support positions, to align resources with the Company’s future strategic plans, focusing on advancement of its pipeline in the clinical setting and reducing corporate expenses. AVEO expects that the related severance and outplacement charges of approximately $4.5 million incurred in connection with the restructuring will be included in its results of operations for the first quarter of 2015. The reduction in force is expected to reduce compensation expenses annually by approximately $6 million and will further reduce AVEO’s facilities requirements, by more than 80% of its current space, including the elimination of lab and vivarium needs. The Company announced today that it will exit its current facility by the end of May 2015.

•	Named Michael N. Needle, M.D. as Chief Medical Officer – In January 2015, AVEO announced the appointment of Michael N. Needle, M.D., to the position of chief medical officer. In this role, Dr. Needle, a board certified hematologist/oncologist, will take a leadership role in evaluating and implementing clinical development strategies for advancement of the Company’s proprietary and partnered clinical-stage programs.

•	Received Confirmation of Eligibility for Submission of a Tivozanib Marketing Authorization Application (MAA) to the European Medicines Agency – In January 2015, AVEO announced that, in response to submission of a letter of intent, it has received written confirmation from the European Medicine Agency (EMA) that tivozanib is eligible for submission of an application for a European Union Marketing Authorization under the Agency’s centralized procedure. AVEO intends to evaluate the decision to submit a tivozanib Marketing Authorization Application (MAA) in Europe for the treatment of RCC. Confirmation of eligibility for submission is not predictive of the EMA’s approval of a MAA.

•	Entered into Research and Exclusive Option Agreement with Ophthotech for Tivozanib for the Treatment of Ocular Diseases – In November 2014, AVEO announced its entry into a research and exclusive option agreement with Ophthotech Corporation, under which it has provided Ophthotech an exclusive license to investigate the potential of tivozanib outside of Asia for the potential treatment of non-oncologic diseases of the eye. The agreement enables AVEO to potentially realize additional value for tivozanib in an indication outside of cancer, while retaining oncology rights for further development through additional potential partnerships.

Under the terms of the agreement, if Ophthotech exercises its option, AVEO would be eligible to receive, from Ophthotech, a total of up to $105.5 million in option fees and milestone payments, based on achievement of specified development, regulatory, sales and business goals, in addition to tiered, double digit royalties, up to the mid-teens, on net sales. This includes an upfront option fee of $500,000 received in the fourth quarter of 2014. Ophthotech is responsible for all research and development activities and costs, and upon exercise of its option, further development and commercialization activities and costs for tivozanib ocular indications. A percentage of all upfront, milestone and royalty payments received by AVEO are due to Kyowa Hakko Kirin as a sublicensing fee.

Full Year 2014 Financial Highlights

•	AVEO ended 2014 with $52.3 million in cash and cash equivalents.

•	Total collaboration revenue for 2014 was approximately $18.1 million compared with $1.3 million for 2013. The increase was primarily due to recognition of an additional $13.7 million of previously deferred revenue as a result of the modification of the Company’s arrangement with Biogen Idec. In addition, the Company recognized an additional $3.1 million of collaboration revenue in connection with the change in the estimated period of performance associated with the Company’s collaboration with Astellas as a result of the termination of the agreement in August 2014.

•	Research and development (R&D) expense for 2014 was $38.3 million compared with $68.5 million for 2013. The decrease in R&D expense was primarily due to a reduction in personnel-related expenses following AVEO’s June 2013 strategic restructuring as well as a decrease in external clinical trial, research, and medical affairs costs associated with reduced tivozanib clinical trial activity, and a decrease of costs relating to the manufacturing of ficlatuzumab, which was completed in 2013.

•	General and administrative (G&A) expense for 2014 was $18.6 million compared with $28.7 million for 2013.The decrease in G&A expense was primarily due to a reduction in personnel-related expenses following AVEO’s June 2013 strategic restructuring as well as a decrease in marketing and consulting costs due to termination of work related to tivozanib pre-commercialization activities.

•	Restructuring and lease exit expense for 2014 was $11.7 million compared with $8.0 million for 2013. The expenses incurred during 2014 relate to costs associated with partially vacating and subsequently terminating the agreement for the Company’s leased space. The expenses incurred during 2013 relate to severance and employee benefits incurred as part of the June 2013 strategic restructuring.

•	Net loss for 2014 was $52.7 million, or a net loss of $1.01 per basic and diluted share compared with net loss of $107.0 million or a net loss of $2.10 per basic and diluted share for 2013.

Updated Financial Guidance

Based on its current operating plan, the Company expects its $52.3 million in cash resources as of December 31, 2014 will be sufficient to fund operations into the third quarter of 2016.

About AVEO

AVEO Oncology (NASDAQ:AVEO) is a biopharmaceutical company committed to developing targeted therapies through biomarker-driven insights to provide improvements in patient outcomes where significant unmet medical needs exist. AVEO’s proprietary Human Response Platform™ has delivered unique insights into cancer and related disease biology that AVEO is seeking to leverage in the clinical development strategy of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “objective,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the Company’s strategy for future growth; the Company’s strategy and ability to rebuild shareholder value; the Company’s estimated restructuring charges and realized cost reductions from the reduction in its facilities requirement; anticipated benefits from the restructuring; statements about payments that may be received by AVEO under both the option agreement and any future license agreement with Ophthotech; AVEO’s estimates regarding its financial runway; and the Company’s future growth and long-term success. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: AVEO’s ability to successfully implement and manage its restructuring and obtain the benefits it expects to derive from the reduction in its workforce and internal research functions; AVEO’s ability to execute on its business strategy and enter into and maintain new strategic partnerships and collaboration agreements, including the risk that Ophthotech does not elect to exercise its option to enter into a license agreement with AVEO to further develop tivozanib; the risk of any breach, event of default under, or acceleration of the payment terms of AVEO’s loan agreement with Hercules; AVEO’s ability to successfully enroll and complete clinical trials of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, EMA or other equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

AVEO Pharmaceuticals, Inc.

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	December 31,	December 31,
	2014	2013
Assets
Cash, cash equivalents and marketable securities	$52,306	$118,506
Accounts receivable	2,341	984
Prepaid expenses and other current assets	4,481	9,429
Property and equipment, net	11,295	14,140
Other assets	239	3,287

Total assets	$70,662	$146,346

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$17,527	$17,501
Total loans payable	20,652	19,205
Total deferred revenue	768	18,392
Total deferred rent	10,569	20,072
Other liabilities	540	1,238
Stockholder’s equity	20,606	69,938

Total liabilities and stockholders’ equity	$70,662	$146,346

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Collaboration revenue	$115	$323	$18,123	$1,293
Operating expenses:
Research and development	8,702	11,889	38,254	68,468
General and administrative	3,104	4,499	18,589	28,712
Restructuring and lease exit	1,302	4	11,729	8,017

	13,108	16,392	68,572	105,197
Loss from operations	(12,993)	(16,069)	(50,449)	(103,904)
Other income and expense:
Other (expense) income, net	(37)	(3)	66	(123)
Interest expense	(866)	(676)	(2,388)	(3,127)
Interest income	2	23	32	125

Other expense, net	(901)	(656)	(2,290)	(3,125)
Net loss	$(13,894)	$(16,725)	$(52,739)	$(107,029)

Basic and diluted net loss per share
Net loss	$(0.27)	$(0.32)	$(1.01)	$(2.10)

Weighted average number of common shares outstanding	51,802	51,546	52,289	50,928

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com